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  EXECUTION COPY                                                    EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           GE ENERGY SERVICES, INC.,

                             EMMY ACQUISITION CORP.

                                      AND

                                SHOWPOWER, INC.

                         DATED AS OF DECEMBER 17, 1999
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                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

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                                                                             PAGE
                                                                             ----
ARTICLE I THE OFFER AND MERGER
Section 1.1.   The Offer...................................................
Section 1.2.   Consent to Offer; Schedule 14D-9............................
Section 1.3.   The Merger..................................................
Section 1.4.   Effective Time; Closing.....................................
Section 1.5.   Effect of the Merger........................................
Section 1.6.   Conversion of Company Common Stock..........................
Section 1.7.   Dissenting Shares...........................................
Section 1.8.   Stock Option Plans..........................................
Section 1.9.   Surrender of Shares of Company Common Stock; Stock Transfer
                 Books.....................................................

ARTICLE II THE SURVIVING CORPORATION
Section 2.1.   Certificate of Incorporation................................
Section 2.2.   Bylaws......................................................
Section 2.3.   Directors and Officers......................................

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1.   Organization and Standing...................................
Section 3.2.   Capitalization..............................................
Section 3.3.   Authority for Agreement.....................................
Section 3.4.   No Conflict.................................................
Section 3.5.   Required Filings and Consents...............................
Section 3.6.   Compliance..................................................
Section 3.7.   SEC Filings, Financial Statements...........................
Section 3.8.   Absence of Certain Changes or Events........................
Section 3.9.   Taxes.......................................................
Section 3.10.  Assets......................................................
Section 3.11.  Change of Control Agreements................................
Section 3.12.  Litigation..................................................
Section 3.13.  Contracts and Commitments...................................
Section 3.14.  Information Supplied........................................
Section 3.15.  Employee Benefit Plans......................................
Section 3.16.  Labor and Employment Matters................................
Section 3.17.  Environmental Compliance and Disclosure.....................
Section 3.18.  Intellectual Property.......................................
Section 3.19.  Year 2000 Compliance........................................
Section 3.20.  Brokers.....................................................
Section 3.21.  Insurance Policies..........................................
Section 3.22.  Notes and Accounts Receivable...............................
Section 3.23.  Transactions with Affiliates................................
Section 3.24.  No Existing Discussions.....................................
Section 3.25.  Company Warrants............................................
Section 3.26.  Stockholders' Rights Agreement..............................
Section 3.27.  Major Suppliers and Customers...............................
Section 3.28.  Disclosure..................................................

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Section 4.1.   Organization and Standing...................................
Section 4.2.   Authority for Agreement.....................................
Section 4.3.   No Conflict.................................................
Section 4.4.   Required Filings and Consents...............................
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                                                                             PAGE
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
Section 4.5.   Information Supplied........................................
Section 4.6.   Brokers.....................................................
Section 4.7.   Financing...................................................
Section 4.8.   Disclosure..................................................

ARTICLE V COVENANTS
Section 5.1.   Conduct of the Business Pending the Merger..................
Section 5.2.   Access to Information; Confidentiality......................
Section 5.3.   Notification of Certain Matters.............................
Section 5.4.   Further Assurances..........................................
Section 5.5.   Board Recommendations.......................................
Section 5.6.   Stockholder Litigation......................................
Section 5.7.   Indemnification.............................................
Section 5.8.   Public Announcements........................................
Section 5.9.   Acquisition Proposals.......................................
Section 5.10.  Company Stockholders' Meeting...............................
Section 5.11.  Proxy Statement.............................................
Section 5.12.  Stockholder Lists...........................................
Section 5.13.  Shares Held by Company Subsidiaries.........................
Section 5.14.  Directors...................................................
Section 5.15.  Undertakings of Parent......................................
Section 5.16.  Director Resignations.......................................
Section 5.17.  Company Options.............................................
Section 5.18.  Financial Statement Tests...................................
Section 5.19.  Environmental Compliance....................................

ARTICLE VI CONDITIONS
Section 6.1.   Conditions to the Obligation of Each Party..................
Section 6.2.   Conditions to Obligations of Parent and Buyer to Effect the
                 Merger....................................................
Section 6.3.   Conditions to Obligations of the Company to Effect the
                 Merger....................................................

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
Section 7.1.   Termination.................................................
Section 7.2.   Effect of Termination.......................................
Section 7.3.   Amendments..................................................
Section 7.4.   Waiver......................................................

ARTICLE VIII GENERAL PROVISIONS
Section 8.1.   No Third Party Beneficiaries................................
Section 8.2.   Entire Agreement............................................
Section 8.3.   Succession and Assignment...................................
Section 8.4.   Counterparts................................................
Section 8.5.   Headings....................................................
Section 8.6.   Governing Law...............................................
Section 8.7.   Severability................................................
Section 8.8.   Specific Performance........................................
Section 8.9.   Construction................................................
Section 8.10.  Non-Survival of Representations and Warranties and
                 Agreements................................................
Section 8.11.  Certain Definitions.........................................
Section 8.12.  Fees and Expenses...........................................
Section 8.13.  Notices.....................................................

ANNEX 1 CONDITIONS OF THE INITIAL OFFER
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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 17, 1999, by and among GE Energy Services, Inc., a Delaware corporation ("Parent"), Emmy Acquisition Corp., a Delaware corporation ("Buyer") and wholly owned subsidiary of Parent, and Showpower, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Buyer;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (the "DGCL"), Buyer will make the cash tender offer described in Section 1.1 and thereafter Buyer will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and each of John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson, David C. and Annika Bernstein, Vincent Carrino and Eric G. Jackson (the "Tendering Stockholders") have entered into a stockholder's agreement, dated as of the date hereof (the "Tender Agreements"), pursuant to which, among other things, such stockholders have agreed to tender their shares of the common stock, par value $.01 per share, of the Company ("Company Common Stock") in the Initial Offer (as hereinafter defined);

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and each of the Tendering Stockholders have entered into an agreement, dated as of the date hereof (the "Indemnification Agreements"), pursuant to which, among other things, such stockholders have agreed to indemnify Parent for breaches of representations, warranties and covenants of this Agreement, subject to the terms and conditions contained therein;

     WHEREAS, the Board of Directors of the Company has unanimously determined that the Initial Offer, the Subsequent Offer (as hereinafter defined), the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of Company Common Stock (the "Company Stockholders");

     WHEREAS, the Board of Directors of Parent and Buyer have each approved this Agreement, the Merger, the Initial Offer and the Subsequent Offer, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Initial Offer, the Subsequent Offer and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of Prime Charter Ltd. (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders for their shares of Company Common Stock in the Initial Offer, the Subsequent Offer and the Merger is fair to these stockholders from a financial point of view;

     WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend acceptance of the Initial Offer, the Subsequent Offer and the Merger to the Company Stockholders and has determined that the consideration to be paid for each share of Company Common Stock in the Initial Offer, the Subsequent Offer and the Merger is fair to the holders of the Company Common Stock and to recommend that the Company Stockholders accept the Initial Offer and Subsequent Offer, as applicable, and approve the Merger, this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1. The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five (5) business days following the public announcement of the terms of this Agreement, Parent shall cause Buyer to commence and Buyer shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all of the issued and outstanding shares of the Company Common Stock at a price of $7.00 per share (the "Offer Price") net to the seller in cash, but subject to any withholding required by law (the "Initial Offer").

          (b) The Initial Offer shall be subject to the conditions set forth in Annex I hereto. Buyer shall not except as expressly contemplated hereby, without the prior written consent of the Company, make any change in the terms or conditions of the Initial Offer that is adverse to the holders of the Company Common Stock in any material respect, decrease the Offer Price or the Minimum Condition or impose material conditions to the Initial Offer other than those set forth in Annex I hereto (it being agreed that a waiver by Buyer of any condition, in its sole discretion, shall not be deemed to be adverse to the holders of the Company Common Stock); provided that:

             (i) if on any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall not have been satisfied or waived, the Initial Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by Buyer to be necessary to satisfy the unsatisfied conditions;

             (ii) the Initial Offer may be extended by Buyer without the consent of the Company for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Initial Offer; and

             (iii) if at any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall have been satisfied but less than a number of shares of Company Common Stock that, together with the number of shares of Company Common Stock owned by Parent and Buyer, represents ninety percent (90%) of the outstanding shares of Company Common Stock, on a fully-diluted basis, shall have been tendered into the Initial Offer, Buyer shall be entitled to (but not required to) extend the Initial Offer from time to time without the consent of the Company in order to permit Buyer to solicit additional shares to be tendered into the Initial Offer.

             Buyer shall, unless Buyer shall have in its sole discretion exercised its right to extend the termination date of the Initial Offer pursuant to this Section 1.1(b), on the terms and subject to the prior satisfaction or waiver of the conditions of the Initial Offer, accept for payment and purchase, as soon as permitted under the terms of the Initial Offer, all shares of the Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Initial Offer. It is agreed that the conditions to the Initial Offer are solely for the benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or inaction by Buyer) or may, but need not, be waived by Buyer, in whole or in part at any time and from time to time, in its sole discretion, except with respect to the Minimum Condition.

          (c) The Initial Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that is subject to the conditions set forth in Annex I hereto. As soon as practicable on the date of commencement of the Initial Offer, Buyer (and, to the extent required by law, Parent) shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all supplements and amendments thereto, the "Schedule 14D-1" or the "Offer Documents"). The Offer to Purchase shall provide for an initial expiration date of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act)

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     from the date of commencement, subject to Buyer's right to extend the expiration date of the Offer pursuant to Section 1.1(b).

          (d) Notwithstanding anything herein to the contrary, Buyer may, at its sole option, after the date the Shares of Company Common Stock are purchased by Buyer pursuant to the Initial Offer (the "Purchase Date"), commence a subsequent offer for shares of Company Common Stock pursuant to Rule 14d-11 (which becomes effective as of January 24, 2000) under the Exchange Act for such period as Buyer may determine (the "Subsequent Offer") which Subsequent Offer shall comply in all material respects with the provisions of all applicable United States securities laws.

          (e) The Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) shall comply in all material respects with the provisions of all applicable United States federal securities laws. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, Buyer shall take all steps necessary to cause the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders as and to the extent required by applicable United States federal securities laws. The Company and its counsel, with respect to the Schedule 14D-1 (or any documents to be filed with the SEC pursuant to a Subsequent Offer), shall be given an opportunity to review and comment on such filing and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC.

     Section 1.2. Consent to Offer; Schedule 14D-9. The Company hereby approves of and consents to the Initial Offer and Subsequent Offer and to the inclusion in the Initial Offer and Subsequent Offer and the related documents thereto the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Simultaneously with or as soon as practicable on the day of filing of the Schedule 14D-1 by Buyer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all supplements and amendments thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable United States federal securities laws which shall reflect the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, the Company shall take all steps necessary to cause the Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable United States federal securities laws. Each other party hereto and its respective counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC. The Company shall cooperate with Buyer with respect to the Subsequent Offer, if applicable, and shall provide to Buyer all documentation that Buyer may reasonably request in connection with respect to such Subsequent Offer.

     Section 1.3. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

     Section 1.4. Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, if applicable (the "Certificate of Merger"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such

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form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of the King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

     Section 1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 1.6. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.6(c) and Dissenting Shares (as defined in Section 1.7), if any) shall be canceled and, subject to Section 1.7, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $7.00 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in
     Section 1.9 (the "Merger Consideration");

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

          (c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with
     Section 1.6(a); and

          (d) Each share of common stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.7. Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted as described in Section 1.6(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.6(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

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          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 1.8. Stock Option Plans. The Company shall take all commercially reasonable efforts necessary to ensure that, pursuant to the Company's 1998 Stock Option and Incentive Plan (the "Company Stock Option Plan"), all outstanding options to acquire Company Common Stock (the "Company Options") granted under the Company Stock Option Plans shall be exercised in full immediately prior to the consummation of the Initial Offer and all Company Options that are not exercised prior to the consummation of the Initial Offer will terminate and expire as of the consummation date of the Initial Offer. In addition, the Company shall, by written notice to each holder of Company Options, offer to pay such holder upon the consummation of the Initial Offer, in exchange for the cancellation of such holder's Company Options (regardless of exercise price) upon the consummation of the Initial Offer, an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the consummation of the Initial Offer (such amount, the "Option Consideration"), and each such Company Option shall thereafter be canceled.

     Section 1.9. Surrender of Shares of Company Common Stock; Stock Transfer Books.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 1.6 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this
     Section 1.9(a). The Paying Agent shall make the payments provided in
     Section 1.6.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.6 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the

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

     Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.6.

          (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

          (e) Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Buyer, the Surviving Corporation or the Paying Agent.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

     Section 2.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1. Organization and Standing. Each of the Company and each Subsidiary (as defined below) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent true and complete copies of its certificate of incorporation (including any certificates of designations attached thereto, the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

     Section 3.2. Capitalization. The authorized capital stock of the Company consists of 6,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.0l par value per share (the "Preferred Stock"). As of the date hereof, (i) 3,421,842 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 969,563 Company Options are outstanding pursuant to the Company Stock Option Plan, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 1,000,000 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plan, (iv) no shares of Preferred Stock are issued or outstanding, and (v) 120,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. The Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "Company Disclosure Letter") sets forth a true and complete list of the outstanding Company Options with the exercise price. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of

Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. The Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 30% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth in the Company Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     Section 3.3. Authority for Agreement.

          (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) At a meeting duly called and held on December 16, 1999, the Board of Directors of the Company unanimously (i) determined that this Agreement and the Tender Agreements and the Indemnification Agreements and the other transactions contemplated hereby and thereby, including the Initial Offer, the Subsequent Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend acceptance of the Initial Offer, the Subsequent Offer, and, if applicable, approval and adoption of this Agreement and the Merger by the Company Stockholders. The actions taken by the Board of Directors of the Company constitute approval of the Initial Offer, the Subsequent Offer, the Merger, this Agreement and the Tender Agreements and the Indemnification Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, the Tender Agreements, the Indemnification Agreements or the transactions contemplated hereby or thereby. Other than Section 203 of the DGCL, no state antitakeover or similar statute is applicable to Parent or Buyer in connection with the Merger, the Initial Offer, the Subsequent Offer, this Agreement, the Tender Agreements or the Indemnification Agreements or any of the transactions contemplated hereby or thereby.

          (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders in the Initial Offer, the Subsequent Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included in the Company Disclosure Letter.

     Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Initial Offer, the Subsequent Offer and the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries in any case that would be material to the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

     Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) for applicable requirements, if any, required by the Brazilian anti-trust authorities and (iv) for filings contemplated by Sections 1.1, 1.2 and 3.14 hereof.

     Section 3.6. Compliance. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

     Section 3.7. SEC Filings, Financial Statements.

          (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by law in a foreign jurisdiction or with the SEC since April 21, 1998 (the "SEC Reports," and together with the foreign jurisdiction reports and UK Accounts (as hereinafter defined), the "Government Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant laws of that jurisdiction, each as in effect on the date so filed. None of the Government Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Government Report has been revised or superseded by a later filed Government Report, none of the Government Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, the term "UK Accounts" means the Company's or its Subsidiaries' individual accounts (as that term is used in section 226 of the UK Companies Act of 1985) and cash flow statement for the financial year ended December 31, 1998, the auditor's report on those accounts, the directors' report for that year and the notes to those accounts.

          (b) All of the financial statements included in the Government Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "Company Financial Statements") or with relevant authorities in foreign jurisdictions, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-QSB of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. The value shown in the Government Reports or any financial statement of any real property owned by any foreign Subsidiary of the Company is not greater than the value that would be ascribed to it by customary valuation principles in that jurisdiction.

          (c) Other than as disclosed in the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, none of which are, individually or in the aggregate, reasonably likely to be material to the Company.

          (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date hereof or as disclosed in Section 3.8 of the Company Disclosure Letter since December 31, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

     Section 3.9. Taxes. The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns,
(ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Stockholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     The Company or any Subsidiary is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement or otherwise other than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required to make any payment for goods services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide such goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company or any Subsidiary but not actually income or gains of the Company or any Subsidiary.

     The Company Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1996, (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof and (iii) all correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1996.

     Section 3.10. Assets.

          (a) Except as set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (the "10-K") or in the Company Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 1998 (other than assets disposed of since December 31, 1998 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1998, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. The Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

          (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $50,000 or an aggregate value in excess of $100,000.

          (c) The equipment of the Company and its Subsidiaries is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The equipment of the Company and its Subsidiaries is adequate for the continued conduct of the business of the Company and its Subsidiaries after the Effective Time in substantially the same manner as conducted prior to the Effective Time.

     Section 3.11. Change of Control Agreements. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in the Company Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 3.12. Litigation. Except for such matters disclosed in the Company Disclosure Letter which, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

     Section 3.13. Contracts and Commitments.

          (a) The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $100,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent of $25,000 or more, and (vi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $50,000 (individually, a "Material Contract" and collectively, "Material Contracts"). Prior to the date hereof, the Company has provided to Buyer and Parent true, correct and complete copies of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $10,000 and (ii) leases of any real or personal property involving annual rent of $5,000 or more. Except for agreements, arrangements or commitments disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of its Subsidiaries is in default under any such agreement, arrangement or commitment which defaults individually or in the aggregate would reasonably be expected to be material to the Company or any Subsidiary.

          (b) Except as set forth in the Company Disclosure Letter, each of the Company's and its Subsidiaries' current and existing contracts with respect to the provision of equipment or services (a) disclaims all warranties of merchantability and fitness for a particular use, (b) limits the Company's and its Subsidiaries' liability to only amounts paid under such contract and (c) permits the other party to such contract only to recover actual damages and not any special, consequential or punitive damages or lost profits.

     Section 3.14. Information Supplied. None of the information supplied or to be supplied by the Company in writing to Parent specifically for inclusion or incorporation by reference in the Schedule 14D-1 will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer of Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or Subsequent Offer, nor the proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "Stockholder's Meeting") to be called to consider the Merger (the "Proxy Statement") (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement (if applicable) will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in any of the foregoing documents.

     Section 3.15. Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are listed in the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided by the Company to Parent: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) written communications made since January 1, 1998 to employees relating to the Company Benefit Plans and (iv) written descriptions of all non-written agreements relating to the Company Benefit Plans. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such liability or penalty. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the

Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Except as set forth in the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the SEC Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. Except as set forth in the Company Disclosure Letter, there are no agreements in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or independent contractor.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.16. Labor and Employment Matters. Except as set forth in the Company Disclosure Letter:

          (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company other than the Company Stock Option Plan.

          (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

          (c) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

          (d) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has failed to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Company has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Company, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (e) The Company and each of its Subsidiaries are in compliance with all United States immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (g) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

          (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

          (i) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $100,000 in the aggregate and the Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 3.17. Environmental Compliance and Disclosure. Except as set forth in the Company Disclosure Letter:

          (a) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Subsidiary, as applicable, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials;

        (b) Neither the Company nor any Subsidiary has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) No Hazardous Materials have ever been, are being, or are threatened to be spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations.

          (d) Neither the Company nor any Subsidiary has entered into or agreed to, nor does it contemplate entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

          (e) Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

          (f) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no basis for any such notice and, to the knowledge of the Company, none are threatened or foreseen;

          (g) The Company has heretofore provided Parent with true, correct and complete copies of all files of the Company and each Subsidiary relating to environmental matters (or an opportunity to review such files). Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

          (h) To the Company's knowledge, none of the assets owned by the Company or any Subsidiary or any real property leased by the Company or any Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks.

     As used in this Section 3.17, the term "Environmental Laws" means any and all past, present and future laws (including without limitation statutes, regulations, and common law) of the United States, the United

Kingdom, Brazil, Canada, any State, any Province or political subdivision of any of them, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 USC 9601 et seq.), the Clean Air Act (42 USC sec.sec. 7401 et seq.), the Resource Conservation and Recovery Act (42 USC sec.sec. 6901 et seq.), the Clean Water Act (33 USC sec.sec. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. sec.sec. 651 et seq.), the Toxic Substance Control Act (15 USC sec.sec. 2601 et seq.), and the Safe Drinking Water Act (42 USC sec.sec. 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health, or safety, and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

     As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

     Section 3.18. Intellectual Property.

     (a) The Company Disclosure Letter sets forth a true and complete list of all of the following items which the Company and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Company or its Subsidiaries in commerce at any time in the last five years (and for each, the date of first use in commerce and a description of the goods and services in connection with which it has been used), and (iv) all United States and foreign and copyright registrations and applications therefor. The Company Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through (iv) of the previous sentence in which the Company or any of its Subsidiaries own a license (the "Licensed Rights"). Neither the Company nor any Subsidiary has (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, or (iii) any mask works. Prior to the date hereof, the Company has provided Parent with reasonable access to all of the Company's and its Subsidiaries' material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as expressly stated in the Company Disclosure Letter, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Company, its Subsidiaries and the Company's affiliates as presently conducted. The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) are not the subject(s) of any threatened or proposed Litigation. The business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the knowledge of the Company, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights.

There are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

     (b) Each of the Company and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

     Section 3.19. Year 2000 Compliance.

          (a) Except as set forth in the Company Disclosure Letter, the Company has reviewed its operations and the operations of each Subsidiary with a view to assessing whether its business would be adversely effected by not being Year 2000 Compliant (as hereinafter defined) and has taken such actions as it deems necessary or advisable to address Year 2000 Compliance. Except as set forth in the Company Disclosure Letter, all of the product(s) and/or service(s) offered and/or used by the Company or its Subsidiaries, including each item of hardware, software, and firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like, currently or at any time in the past are, as of the date of this Agreement, Year 2000 Compliant.

          (b) Neither the Company nor any of its Subsidiaries is subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of the Company's or any of its Subsidiaries' products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding. The Company and its Subsidiaries are in compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of their products, services and operations. No claim that any of the Company's or any of its Subsidiaries' products or services are not Year 2000 Compliant, including but not limited to product liability claims, has been asserted or threatened, and there is no basis for any such claim or action. The Company and its Subsidiaries have furnished Parent with true, correct and complete copies of any customer agreements or other materials in which the Company or any Subsidiary has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of the Company's or such Subsidiary's products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

          (c) To the knowledge of the Company, all vendors of products or services to the Company and its Subsidiaries, and their respective products, services and operations, are Year 2000 Compliant, and, to the knowledge of the Company, each such vendor will continue to furnish its products or services to the Company and such Subsidiary, without interruption or material delay, on and after January 1, 2000.

          (d) "Year 2000 Compliant" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including but not limited to calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including but not limited to leap year calculations, and (b) neither the performance nor the functionality nor the supply of the products, services, and other item(s) at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including but not limited to calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times, including when used in combination with Year 2000 Compliant other products, services, or items, (iii) all date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
     (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's and its Subsidiaries' supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

     Section 3.20. Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firms would be entitled to any payment relating to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 3.21. Insurance Policies. The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in the Company Disclosure Letter, there are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries.

     Section 3.22. Notes and Accounts Receivable

          (a) Except as disclosed in the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, stockholder or employee of the Company or any Subsidiary ("Affiliate Debt").

          (b) Except as disclosed in the Company Disclosure Letter, all accounts receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

     Section 3.23. Transactions with Affiliates. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest with a value in excess, individually or in the aggregate, of $60,000 in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     Section 3.24. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

     Section 3.25. Company Warrants. Prior to the Purchase Date, all of the Company's outstanding warrants to acquire shares of Company Common Stock shall be cancelled.

     Section 3.26. Stockholders' Rights Agreement. Neither the Company nor any Subsidiary has adopted, or intends to adopt, a Stockholders' Rights Agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

     Section 3.27. Major Suppliers and Customers.

          (a) The Company Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Subsidiaries to whom the Company and the Subsidiaries paid in the aggregate more than $500,000 during the nine month period ended September 30, 1999 and the 12-month period ended December 31, 1998 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Company or any Subsidiary with any Major Supplier. Except as set forth in the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect or indirect financial interest, has any financial interest in any supplier of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

          (b) The Company Disclosure Letter sets forth a list of each customer which accounted for net revenue to the Company and the Subsidiaries in the aggregate of more than $500,000 during the nine month period ended September 30, 1999 and the 12-month period ended December 31, 1998 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of net revenue produced during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will adversely affect the business relationship of the Company or any Subsidiary with any Major Customer. Except as set forth in the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect financial interest, has any financial interest in any customer of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     Section 3.28. Disclosure. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The representations and warranties of the Company contained herein, disregarding all qualifications and exemptions contained therein relating to materiality or a Company Material Adverse Effect, are true and correct with only such exemptions as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Each of Parent and Buyer represents and warrants to the Company as follows:

     Section 4.1. Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate it properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Buyer.

     Section 4.2. Authority for Agreement. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

     Section 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act, (iii) for applicable requirements, if any, required by the Brazilian anti-trust authorities, (iv) for filings contemplated by Sections 1.1, 1.2 and 3.14 and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.5. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the
Schedule 14D-9 or the Proxy Statement (if applicable) will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-1, at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer, nor the Proxy Statement (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-1 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any of the foregoing documents.

     Section 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

     Section 4.7. Financing. Parent has sufficient funds available to purchase, or to cause Buyer to purchase, the shares of the Company Common Stock pursuant to the Initial Offer and the Subsequent Offer and the Merger and to pay all of its and Buyer's fees and expenses related to the transactions contemplated by this Agreement.

     Section 4.8. Disclosure. No representation or warranty made by Parent or Buyer in this Agreement or pursuant to the Initial Offer or Subsequent Offer contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1. Conduct of the Business Pending Assumption of Control. From the date hereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the following provisions shall apply:

          (a) The Company covenants and agrees that unless Parent shall otherwise agree in writing, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has business relations,
     (iii) the Company and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, (iv) the Company shall make the capital expenditures identified on the Company's 1999 budget included in the Company Disclosure Letter, however, the Company shall not make any expenditures to develop a wide area network and (v) the Company shall make the additional capital expenditures to purchase equipment as set forth in the Company Disclosure Letter.

          (b) The Company covenants and agrees that the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon
     (x) the exercise of Company Options outstanding as of the date of this Agreement, and (y) exercise of warrants outstanding as of the date of this Agreement or (v) take any action that would, or could reasonably be expected to, result in any of the conditions to the Initial Offer set forth in Annex I or any of the conditions set forth in Article VI not being satisfied.

          (c) The Company covenants and agrees that the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;
     (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries (other than loans or advances less than $25,000 made in the ordinary course of business consistent with past practice and loans or advances to its Subsidiary in Australia in connection with the Sydney 2000 Olympic Games which shall in no event exceed $100,000 in the aggregate); (iv) mortgage or pledge any of its assets or properties;
     (v) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (vi) change its accounting policies except as required by GAAP; (vii) make any change in employment terms for any of its directors or officers; (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements; (ix) make any change to the Company Benefit Plans; (x) amend or cancel or agree to the amendment or cancellation of any Material Contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiii) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compensate any tax liability involving amounts in excess of $50,000 in the aggregate; (xiv) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate; or (xv) make any capital expenditures inconsistent with or, not provided for by, the Company's 1999 budget contained in the Company Disclosure Letter or as otherwise expressly provided for in the Company Disclosure Letter.

     Section 5.2. Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries (including, but not limited to, reasonable access to the Company's and its Subsidiaries' leased properties to enable Parent to conduct phase I and II environmental testing on such leased properties), and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request. The Company shall furnish to Parent and Buyer monthly financial and operating data and information within 20 days following the end of each calendar month. Parent will remain subject to the terms of a confidentiality agreement with the Company dated September 28, 1999 (the "Confidentiality Agreement").

          (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Buyer, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

     Section 5.4. Further Assurances.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Initial Offer and the Subsequent Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Initial Offer and the Subsequent Offer and the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all commercially reasonable efforts to take all such action.

          (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or any other transactions contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Tender Agreements, the Indemnification Agreements, the Initial Offer, the Subsequent Offer, the Merger or any other transaction contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements, take all actions necessary to ensure that this Agreement, the Tender Agreements, the Indemnification Agreements, the Initial Offer, the Subsequent Offer, the Merger and any other transactions contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender Agreements and the Indemnification Agreements and otherwise to minimize the effect of such statute or regulation on the Merger, the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement and the Tender Agreements and the Indemnification Agreements.

     Section 5.5. Board Recommendations.

          (a) In connection with the Initial Offer, the Subsequent Offer, the Merger and Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to tender their shares of Company Common Stock in the Initial Offer and Subsequent Offer and vote in favor of the Merger and use its reasonable best efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Initial Offer, the Subsequent Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement by the Company Stockholders, and in any event no later than the original termination date of the Initial Offer, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Company Stockholders under applicable Delaware law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such five business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger and the Initial Offer and Subsequent Offer, from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction), except that for purposes of the definition of "Superior Proposal," an "Alternative Transaction" shall mean an Acquisition Proposal by a third party, provided that the reference to "25%" in the definition of "Acquisition Proposal" shall be deemed to be "51%." Notwithstanding any other provision of this Agreement, the Company shall in no way limit or prevent (i) Company Stockholders from tendering shares of Company Common Stock in the Initial Offer or Subsequent Offer or
     (ii) Buyer from purchasing such shares of Company Common Stock whet her or not the Board of Directors of the Company makes a Subsequent Determination.

          (c) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of

     Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Initial Offer, the Subsequent Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

     Section 5.6. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement, the Initial Offer, the Subsequent Offer or the Merger; provided, however, that no such settlement shall be agreed to without Parent's consent which consent will not be unreasonably withheld.

     Section 5.7. Indemnification.

          (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six (6) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

          (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

     Section 5.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Initial Offer, the Subsequent Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party.

     Section 5.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the initial termination date of the Initial Offer if, and to the extent that, (A) the Board of Directors of the Company, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or 25% or more of any class of Company capital stock.

     Section 5.10. Company Stockholders' Meeting.

          (a) The Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable following the consummation of the Initial Offer (or, at Buyer's option, the Subsequent Offer, if applicable) for the purpose of voting on the approval and adoption of this Agreement and the Merger, if such meeting is required. The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting, if such meeting is required.

          (b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

     Section 5.11. Proxy Statement.

          (a) If required by applicable Law in connection with the Merger, Parent and the Company will as promptly as practicable following the consummation of the Initial Offer (or, at Buyer's option, the Subsequent Offer, if applicable) jointly prepare, and the Company shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Initial Offer, the Subsequent Offer or the Merger. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon.

          (b) The Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company described in
     Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Initial Offer, the Subsequent Offer, the Merger or this Agreement.

          (c) Notwithstanding the foregoing, if at any time Buyer and/or any direct or indirect subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, Buyer and the Company shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of the Initial Offer or Subsequent Offer, if applicable, and the satisfaction or waiver of the conditions set forth in Article VI without the Stockholders' Meeting in accordance with Section 253 of the DGCL.

     Section 5.12. Stockholder Lists. The Company shall promptly (but in no event later than three (3) business days after the date of this Agreement), or shall cause its transfer agent to promptly, furnish Parent and Buyer with mailing labels containing the names and addresses of all record holders of shares of Company Stock and with security position listings of shares of Company Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Stock. The Company shall furnish Parent and Buyer with such additional information, including, without limitation, updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Buyer or their agents may reasonably request.

     Section 5.13. Shares Held by Company Subsidiaries. The Company agrees to cause each of the Subsidiaries of the Company that owns any shares of Company Stock not to tender any such shares pursuant to the Initial Offer or Subsequent Offer.

     Section 5.14. Directors. Promptly upon the acceptance for payment of, and payment by Buyer for, shares of Company Common Stock pursuant to the Initial Offer, Buyer shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Buyer, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Buyer in the Initial Offer plus the number of shares of Company Stock otherwise owned by Parent, Buyer or any other subsidiary of Parent bears to (ii) the total number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Buyer's designees to be appointed or elected. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (either separately or combined with the Schedule 14D-9), and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Buyer shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to Buyer's designees). In connection with the foregoing, the Company will promptly, at the option of Buyer, use its best efforts to either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Buyer's designee to be elected or appointed to the Board of Directors of the Company as provided above.

     Section 5.15. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Buyer under this Agreement.

     Section 5.16. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the purchase of at least a majority of the outstanding shares of Company Common Stock by Buyer pursuant to the Initial Offer. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

     Section 5.17. Company Options. As promptly as practicable following the date hereof, the Company shall use all commercially reasonable efforts to cause all of the holders of Company Options to agree to the termination and expiration of their Company Options upon consummation of the Initial Offer in exchange for the Option Consideration described in Section 1.8.

     Section 5.18. Financial Statement Tests. The Company shall provide to KPMG Peat Marwick LLP ("Parent's Auditor"), Parent's regular outside accounting firm, reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent's Auditor with all financial, operating and other data and information as Parent's Auditor may reasonably request for the purpose of determining whether the Company is in compliance with the Financial Statement Tests. For purposes of this Agreement, the "Financial Statement Tests" mean (i) that the Company's financial statements included in the Company's quarterly report on form 10-QSB for the quarter ended September 30, 1999 (the "September 10-Q") were prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as permitted by Form 10-QSB or as may be indicated in the notes thereto) and fairly present, subject to normal, recurring audit adjustments, the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the period indicated, (ii) the Stockholders' Equity (as determined consistent with the methodology used in the September 10-Q) as of November 30, 1999 is at least equal to $16,500,000 and (iii) the Current Liabilities and Long Term Liabilities (each as determined consistent with the methodology used in the September 10-Q) as of November 30, 1999 are in the aggregate no greater than $8,660,000; provided, for purposes of (ii) and (iii), the 1999 annual bonuses to be paid to John J. Campion and G. Laurence Anderson by the Company shall not be taken into account when determining Stockholders' Equity, Current Liabilities and Long Term Liabilities.

     Section 5.19. Environmental Compliance. The Company shall use commercially reasonable efforts to develop and implement as promptly as practicable a plan to bring the fuel tanks identified in Section 3.17(a), paragraph 2 of the Company Disclosure Letter into compliance with applicable Environmental Laws. As soon as practicable beginning 15 days after the date hereof, and in any event prior to the Purchase Date, the Company shall take all such action as is necessary to cause the operation of the Company's generator sets in California to be in compliance with applicable Environmental Laws and permits.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Each of the conditions set forth in Annex I shall have been satisfied or waived by Buyer, and Buyer or its permitted assignee shall have purchased the shares of Company Common Stock validly tendered and not withdrawn pursuant to the terms of the Initial Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Buyer if, in breach of this Agreement or the terms of the Initial Offer, Buyer or its permitted assignee fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Initial Offer;

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, if and to the extent required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

          (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

          (e) The offering period with respect to the Subsequent Offer, if applicable, shall have expired.

     Section 6.2. Conditions to Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)(i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;
     (ii) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time; (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iv) the Company shall have delivered to Parent and Buyer a certificate to the effect that each of the conditions specified in (i), (ii) and (iii) above is satisfied in all respects;

          (b) The Company and its Subsidiaries shall have procured all necessary third party consents in connection with the consummation of the Merger; and

          (c) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Initial Offer, Subsequent Offer or the Merger.

     Section 6.3. Conditions to Obligations of the Company to Effect the
Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (b) The representations and warranties of Parent and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (c) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

          (d) Parent and Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

          (a) By mutual written consent of duly authorized representatives of Parent and the Company;

          (b) By any of Parent, Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Initial Offer, the Subsequent Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By any of Parent, Buyer or the Company if the Initial Offer shall have expired or been terminated and Buyer shall not have purchased any shares of Company Common Stock pursuant thereto on or before March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the expiration or termination of the Initial Offer on or before such date;

          (d) By Parent or Buyer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Initial Offer, the Subsequent Offer, the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or
     (iv) shall have resolved to do any of the foregoing;

          (e) By Parent or Buyer, if as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Initial Offer shall have been terminated by Parent or Buyer or expired in accordance with its terms without Buyer (or any permitted assignee) having purchased any shares of Company Common Stock pursuant to the Initial Offer; provided however, that neither Parent nor Buyer shall have the right to terminate this Agreement under this Section 7.1(e) if such party is in material breach of this Agreement;

          (f) By Parent or Buyer, if (i) any of the conditions set forth in
     Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Buyer or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Buyer and the Company shall not have provided reasonable assurance to Parent and Buyer that such breach will be cured in all material respects on or before the Effective Time;

          (g) By the Company, if (i) any of the conditions set forth in Section
     6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Buyer shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time;

          (h) By any of Parent, Buyer or the Company if Buyer shall have terminated the Initial Offer without Parent or Buyer (or the voting trust, if applicable) purchasing any shares of Company Common Stock pursuant thereto;

          (i) By Parent prior to the Purchase Date if Parent determines in its sole discretion that the matters disclosed in the phase I or phase II environmental tests with respect to any property leased by the Company or any Subsidiary would be likely to be material to the Company or any Subsidiary; or

          (j) By Parent if on or prior to the twenty-fifth (25th) business day following the date hereof, in the good faith judgment of Parent's Auditor, the Company does not meet each of the Financial Statement Tests.

     Section 7.2. Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2 and in Section 8.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If (i) Parent or Buyer exercises its right to terminate this Agreement under Section 7.1(d) or (ii) (A) after the date of this Agreement any Acquisition Proposal involving the Company shall have been announced,
     (B) the Initial Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition shall not have been satisfied at the expiration of the Initial Offer and (D) this Agreement or the Offer shall thereafter be terminated, the Company shall pay to Parent upon demand $1.5 million (the "Termination Fee"), payable in same-day funds, as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger and Initial Offer.

          (c) If within one year after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Parent or Buyer, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement or if this Agreement shall have been terminated in accordance with Section 7.1(a) or 7.1(b) or by the Company in accordance with clause (ii) of Section 7.1(g).

          (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     Section 7.3. Amendments. This Agreement may not be amended except by action of the board of directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders (if required), no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof. Following the election or appointment of Buyer's designees pursuant to Section 5.14 and prior to the Effective Time, the affirmative vote of the directors of the Company who are not designees of Buyer shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, or (iii) extend the time for performance of Parent's and Buyer's respective obligations under this Agreement.

     Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may subject to Section 7.3 (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1. No Third Party Beneficiaries. Other than the provisions of Sections 5.6 and 5.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

     Section 8.2. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Buyer of any of its obligations hereunder.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

     Section 8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.10. Non-Survival of Representations and Warranties and Agreements. Except as expressly set forth in the Indemnification Agreements, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.4, 5.6 and 5.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 5.2, 5.6, 5.7 and 7.2 and in Article VIII shall survive the termination of this Agreement indefinitely.

     Section 8.11. Certain Definitions.

          (a) For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          (b) For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, the phrases "to the knowledge of the Company," "known to the Company," and similar formulations shall mean matters within the actual knowledge, after reasonable inquiry, of John J. Campion, G. Laurence Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Pete Wills and Nicholas Storr.

     Section 8.12. Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:

                                          If to Parent or Buyer:

                                          General Electric Company
                                          4200 Wildwood Parkway
                                          Atlanta, Georgia 30339
                                          Telecopier: (770) 859-7012
                                          Attention: Briggs L. Tobin, Esq.

                                          with a copy to:

                                          King & Spalding
                                          191 Peachtree Street
                                          Atlanta, Georgia 30303
                                          Telecopier: (404) 572-5100
                                          Attention: C. William Baxley, Esq.
                                          Mark E. Thompson, Esq.

                                          If to the Company:

                                          Showpower, Inc.
                                          18420 South Santa Fe Avenue
                                          Rancho Dominguez, California 90221
                                          Telecopier: (310) 604-1671
                                          Attention: John J. Campion
                                          with a copy to:

                                          Baker & Daniels
                                          300 North Meridian Street
                                          Indianapolis, Indiana 46204
                                          Telecopier: (317) 237-1000
                                          Attention: David C. Worrell, Esq.

     IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SHOWPOWER, INC.

                                          By:
                                            ------------------------------------
                                                            Name
                                                           Title

                                          GE ENERGY SERVICES, INC.

                                          By:
                                            ------------------------------------
                                                            Name
                                                           Title

                                          EMMY ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                            Name
                                                           Title

                                    ANNEX I

                        CONDITIONS OF THE INITIAL OFFER

     Notwithstanding any other provision of the Initial Offer or the Agreement, and in addition to and not in limitation of Buyer's rights to extend or amend the Initial Offer at any time, in its sole discretion (subject to the Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, pay for any shares of Company Common Stock, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Agreement) terminate the Initial Offer, if
(a) the shares of Company Common Stock tendered pursuant to the Initial Offer by the expiration of the Initial Offer and not withdrawn, together with the shares of Company Stock owned by Buyer represent, on a fully diluted basis, less than a majority of the outstanding voting power of the Company Stock (the "Minimum Condition"), (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Agreement shall not have expired or been terminated, if applicable, or any other regulatory approvals required under applicable Law have not been obtained, which if not obtained would prevent the consummation of the Initial Offer, (c) Baker & Daniels, legal counsel for the Company, does not deliver an opinion substantially in the form of Exhibit A hereto, or (d) at any time after the date of this Agreement and prior to the acceptance for payment of the shares of Company Common Stock, any of the following conditions exist:

          (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any

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     other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Buyer, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Initial Offer, the acceptance for payment of or payment for some of or all the shares of Company Common Stock by Buyer or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Initial Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Buyer or any of its affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock acquired or owned by Buyer or any of its affiliates on all matters properly presented to the Company Stockholders, (D) seeking to require divestiture by Buyer or any of its affiliates of the shares of Company Common Stock, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Initial Offer, the acceptance for payment of or payment for any shares of Company Common Stock or the Merger, by any Governmental Entity that, in the reasonable judgment of Buyer, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

          (iii) there shall have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

          (iv) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (B) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of twenty-five percent (25%), measured from the date of the Agreement, (C) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (D) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or (E) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof;

          (v) (A) the representations and warranties of the Company in the Agreement that are qualified by materiality shall not be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (B) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall not be true and correct in all material respects as of the date of the Agreement and as of the Effective Time; (C) the Company shall not have performed in all material respects all obligations required to be performed by it under the Agreement; (D) the directors of the Company's Subsidiaries shall have resigned and appointed nominees to fill their vacancies as provided in
     Section 5.16; and (E) an officer of the Company shall not have delivered to Parent and Buyer a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

          (vi) the Company and its Subsidiaries shall not have procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by the Company required in connection with the execution and delivery of the Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          (vii) the Agreement shall have been terminated in accordance with its terms; or

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

          (viii) the Company and its Subsidiaries shall not have provided Buyer and Parent with reasonable access for at least twenty (20) business days to its leased properties to enable Buyer and Parent to conduct phase I and phase II environmental testing, which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or omission by Buyer) or may be waived by Buyer in whole or in part at any time and from time to time, in its sole discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Initial Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall be returned forthwith.

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

                                                                       EXHIBIT A

     The opinions to be delivered on behalf of the Company will be to the following effect, with only such assumptions and qualifications as are reasonably satisfactory to Buyer and Parent:

          1. Each of the Company and each Subsidiary organized in the United States (a "U.S. Subsidiary") (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full power and authority as a corporation or limited liability company, as applicable, and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          2. The Company has all necessary power and authority to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the Offer, the Merger and the other transactions contemplated by the Agreement.

          3. The execution, delivery and performance by the Company of the Agreement, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by the Agreement, have been duly authorized by all necessary corporate action, (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the Offer, the Merger or the other transactions contemplated by the Agreement. The Company has duly and validly executed and delivered the Agreement.

          4. The Agreement and the transactions contemplated thereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and moratorium laws, and general principles of equity.

          5. The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement by the Company and the consummation of the Offer and the Merger and the other transactions contemplated by the Agreement will not (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws equivalent organizational documents of any of its U.S. Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its U.S. Subsidiaries by which any property or asset of the Company or any of its U.S. Subsidiaries is bound or affected or (iii) to the knowledge of such counsel, except as set forth in the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its U.S. Subsidiaries in any case that would be material to the Company or any U.S. Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract to which the Company or any of its U.S. Subsidiaries is a party or by which the Company or any of its U.S. Subsidiaries or any property or asset of any of them is bound or affected.

          6. The Company's authorized capitalization consists of 6,500,000 shares of common stock and 1,000,000 shares of preferred stock. To the knowledge of such counsel, except as disclosed in the Company Disclosure Letter, there are no rights of first refusal, preemptive rights or other rights, options, calls, warrants or other securities with rights outstanding which are convertible into, exercisable for, or convertible into, exercisable for, or related to any shares of capital stock of the Company or any U.S. Subsidiary or other agreement either directly or indirectly for the purchase or acquisition from the Company or any U.S. Subsidiary of any shares of its capital stock.

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